Exhibit 16.1

March 25, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read Chiasma, Inc.’s statements included under Item 4.01 of its Form 8-K filed on March 25, 2016 and we agree with such statements concerning our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global

Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global